EXHIBIT 24 -- POWERS OF ATTORNEY

POWER OF ATTORNEY


	KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, Robert E. Swanson, appoints Thomas R. Brown and Martin V. Quinn, and each of them, as his true and lawful attorneys-in-fact with full power to act and do all things necessary, advisable or appropriate, in their discretion, to execute on his behalf as an officer of Ridgewood Electric Power Trust V (the "Trust") or as an officer or director of Ridgewood Power Corporation, the Managing Shareholder of the Trust, the Registration Statement on Form 10 of the Trust dated on or about April 30, 1998 and all amendments or documents relating thereto.

	IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 21st day of April, 1998, at Ridgewood, New
Jersey.

					    /s/Robert E. Swanson
						Robert E. Swanson